Exhibit 10.14

Description of Material Terms of Advances made by Capital Distributing, LLC

Capital Distributing, LLC advanced funds to SouthPeak Interactive, L.L.C. at varying times with no written loan agreement. There was no collateral required for the advances and no interest was charged or paid. The advances are payable on demand.